Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1084	(407) 650-1205

CNL Hotels & Resorts Agrees to Sell 30 Hotels for $465 Million

- Disposition of non-strategic properties intensifies focus of REIT portfolio toward luxury resort and upper-upscale segments -

(ORLANDO, Fla.) April 27, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust (“REIT”), announced today that it has entered into an agreement to sell 30 hotel properties to an affiliate of Ashford Hospitality Trust, Inc. (NYSE:AHT) for $465 million, or approximately $107,400 per key at a net gain of $35.5 million after closing and related transaction expenses.
The sale price represents an 8.1 percent capitalization rate based on 2004 net operating income. The 30 hotel properties were acquired or developed by CNL Hotels & Resorts between 1999 and 2003, and represent four brands of Marriott International, Inc. in the select-service and extended-stay segments: Courtyard®, Residence Inn®, TownePlace Suites® and SpringHill Suites®. Collectively, the properties include a total of 4,328 rooms in 16 states.
According to Thomas J. Hutchison III, CEO of CNL Hotels & Resorts, the sale will enable the REIT to capitalize on favorable lodging market fundamentals and further its strategy to actively recycle capital from non-strategic assets.
“Consistent with our investment philosophy, we believe this transaction will mark a significant step in our continued efforts to intensify our focus on the ownership and acquisition of ‘distinctive lodging assets’ primarily in the luxury resort and upper-upscale industry segments,” stated Mr. Hutchison.
CNL Hotels & Resorts intends to use the proceeds from the sale, which is expected to close in June 2005, primarily to retire outstanding debt. The transaction is subject to customary closing conditions, and there can be no assurance that the sale will be completed.

- More -

CNL Hotels & Resorts to Sell 30 Hotels/ p. 2

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $6.3 billion in total assets with more than 130 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, visit www.cnlhotels.com.

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Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that the properties will be sold or, if sold, will be sold on the indicated terms.